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                                                                      Exhibit  6

[SUTHERLAND ASBILL & BRENNAN LLP]
1275 Pennsylvania Avenue NW
Washington, DC 20004-2415



         CONSENT OF SUTHERLAND ASBILL & BRENNAN LLP


We consent to the reference to our firm under the heading "Legal Matters" in the prospectus included in Pre-Effective Amendment No. 1 to the Registration Statement on Form S-6 for certain variable survivorship life insurance policies issued through New England Variable Life Separate Account of New England Life Insurance Company (File No. 333-89409) In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.


SUTHERLAND ASBILL & BRENNAN LLP


By:  /s/ Kimberly J. Smith
     ---------------------
         Kimberly J. Smith

Washington, D.C.
March 2, 2000